Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED) iShares iBoxx $ Investment Grade Corporate Bond ETF
(ISHINTOP)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Strategic Global Bond Fund, Inc. (BR-WI)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)


The Offering

Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
02-16-2016

Security Type:
BND/CORP


Issuer
Comcast Corporation (2026)

Selling
Underwriter
Wells Fargo Securities, LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, RBC Capital Markets, LLC,
Wells Fargo Securities, LLC, Barclays
Capital Inc., BNP Paribas Securities
Corp., Citigroup Global Markets Inc.,
Credit Suisse Securities (USA) LLC,
Deutsche Bank Securities Inc., Goldman,
Sachs & Co., J.P. Morgan Securities LLC,
Lloyds Securities Inc., Mizuho Securities
USA Inc., Morgan Stanley & Co. LLC, SMBC
Nikko Securities America, Inc., SunTrust
Robinson Humphrey, Inc., UBS Securities
LLC, Santander Investment Securities Inc.,
U.S. Bancorp Investments, Inc., DNB
Markets, Inc., PNC Capital Markets LLC, TD
Securities (USA) LLC, The Williams Capital
Group, L.P., C.L. King & Associates, Inc.,
Drexel Hamilton, LLC, Lebenthal & Co.,
LLC, Loop Capital Markets LLC, Mischler
Financial Group, Inc., Samuel A. Ramirez &
Company, Inc.

Transaction Details

Date of Purchase
02-16-2016


Purchase
Price/Share
(per share / %
of par)
$99.812

Total
Commission,
Spread or
Profit
0.450%


1.	Aggregate Principal Amount Purchased
(a+b)
$85,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$16,740,000

b. Other BlackRock Clients
$68,260,000

2.	Aggregate Principal Amount of
Offering
$1,500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.05666




Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
02-18-2016

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
02-18-2016

Global Syndicate Team Member